Exhibit 3.2
State of Delaware
CERTIFICATE of MERGER of
MERGE HEALTHCARE INCORPORATED,
a Wisconsin corporation, into
MERGE HEALTHCARE INCORPORATED,
 a Delaware corporation

It is hereby certified that:

1.           The constituent business corporations participating in the merger herein certified are:

(a)           Merge Healthcare Incorporated, which is incorporated under the laws of the State of Wisconsin; and

(b)           Merge Healthcare Incorporated, which is incorporated under the laws of the State of Delaware.

2.           An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the aforesaid constituent  corporations in accordance with the provisions of Title 8, Section 252 of the General Corporation Law of the State of Delaware.

3.           The name of the surviving corporation in the merger herein certified is Merge Healthcare Incorporated, a Delaware corporation, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

4.           The Certificate of Incorporation of the surviving corporation, Merge Healthcare Incorporated, a Delaware corporation as now in force and effect, shall remain unchanged and continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.

5.           The executed Merger Agreement between the aforesaid constituent corporations is on file at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214, an office of the surviving corporation.

6.           A copy of the aforesaid Merger Agreement will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7.           The merger is to become effective on December 5, 2008.

IN WITNESS WHEREOF, said surviving corporation has caused this Certificate to be signed by an authorized officer, this 21st day of November, 2008.

MERGE HEALTHCARE INCORPORATED

By:       /s/ Julie Ann B. Schumitsch
Julie Ann B. Schumitsch
Assistant Corporate Secretary